Empowering Cells to Change Lives

Exhibit 99.1

SQZ Biotechnologies Lead Cell Therapy Candidate Generated Monotherapy Clinical Response Correlated with Substantial CD8 T Cell Tumor Infiltration in HPV+ Solid Tumor at Highest Dose

Interim SQZ-PBMC-HPV Results from Ongoing Phase 1/2 Trial Showed

Favorable Safety Data and that Therapy was Generally Well Tolerated

Oral Presentation at ESMO Immuno-Oncology Congress on December 9

to Focus on Highest-Dose Monotherapy Cohort of SQZ™ APC Candidate

Company to Host Conference Call on December 9 at 8:00 a.m. ET

WATERTOWN, Mass., December 2, 2021 – SQZ Biotechnologies Company (NYSE: SQZ), a cell therapy company developing novel treatments for multiple therapeutic areas, today announced interim results from the highest-dose monotherapy cohort of its ongoing Phase 1/2 clinical trial of SQZ-PBMC-HPV, an investigational cell therapy being evaluated in certain patients with advanced or metastatic Human Papillomavirus positive (HPV16+) solid tumors. In an abstract published today by the European Society for Medical Oncology Immuno-Oncology (ESMO-IO) Congress, taking place December 8-11, the company reported that a highly treatment experienced patient in the highest-dose cohort demonstrated a radiographic response in conjunction with substantial increases in CD8 T cell tumor infiltration and PD-L1 expression – both markers of tumor inflammation. The cell therapy was generally well tolerated and no dose limiting toxicities were observed in the final monotherapy stage of the trial.

“We are excited to present detailed interim clinical findings from the highest dose monotherapy cohort of our ongoing SQZ-PBMC-HPV Phase 1/2 study at ESMO-IO,” said Armon Sharei, Ph.D., Chief Executive Officer and Founder of SQZ Biotechnologies. “These data build upon the initial readout in lower dose cohorts presented at the American Society of Clinical Oncology annual conference earlier this year. The latest clinical response data and biomarker findings further increase our enthusiasm for the SQZ™ APC program as we advance into the combination stage with checkpoint inhibitors.”

Data on the highest dose cohort of SQZ-PBMC-HPV-101, including biomarker and tumor response findings, will be shared as an oral presentation at ESMO-IO on December 9. See presentation information below.

The combination stage of the trial is enrolling with checkpoint inhibitors targeting the PD-(L)1 and CTLA-4 pathways. Available clinical trial data and scientific literature suggest that SQZ™ APCs could work synergistically with checkpoint inhibitors due to their CD8 tumor infiltrating lymphocytes (TIL) driving mechanism.

Trial Highlights from ESMO IO Abstract 565

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SQZ-PBMC-HPV-101 Phase 1/2 trial has four dose-escalating monotherapy cohorts ranging from 0.5 to 5.0 x10e6 cells per kg
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A total of 18 patients were treated across four cohorts and patients had an average of 3.5 prior lines of systemic cancer therapy
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Across all cohorts the investigational therapy was generally well-tolerated, and no dose-limiting toxicities were observed

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Empowering Cells to Change Lives

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No grade 2 or higher treatment-related severe adverse events, or grade 3 adverse events, were observed in the highest-dose cohort
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In the highest-dose cohort with five patients evaluable, one patient who had been heavily treated with PD-1 inhibitors before entering the trial demonstrated radiographic response as well as substantial increases in CD8 T cell tumor infiltration and PD-L1 expression

The highest-dose monotherapy stage continues enrollment to further characterize the investigational therapy in single agent settings.

ESMO-IO Presentation Details

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Oral Presentation: Thursday, December 9 at 12:10 pm CET
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Presentation Number: 48MO

Abstract Title: SQZ-PBMC-HPV-101: Preliminary results of a first-in-human, dose-escalation study of a cell-based vaccine in HLA-A*02+ patients with recurrent, locally advanced, or metastatic HPV16+ solid tumors

Lead Author: Jong Chul Park, MD, Medical Oncologist and Investigator, Massachusetts General Hospital Cancer Center

The ESMO-IO presentation will be on the Events & Presentations section of the company’s website on December 9 at 12:10 pm CET.

Conference Call

The company will host a conference call and webcast at 8:00 a.m. ET on Thursday, December 9 to discuss the ESMO-IO presentation. Participants can join via webcast link or by dialing 1-877-805-7920 (domestic) or 1-629-228-0702 (international) five minutes prior to the start of the call. An archived webcast will be accessible for 90 days after the event.

SQZ-PBMC-HPV-101 Trial Design

SQZ-PBMC-HPV is being evaluated in a Phase 1/2 clinical trial for the treatment of HPV16+ advanced or metastatic solid tumors. Patients must be positive for the human leukocyte antigen serotype HLA-A*02. The investigational candidate, which targets E6 and E7 oncoproteins, is being studied as a monotherapy and in combination with immuno-oncology agents. The study’s primary outcome measures in the monotherapy and combination phases of the trial include safety and tolerability. Antitumor activity is a secondary outcome measure in both the monotherapy and combination stages of the trial, and manufacturing feasibility is a secondary outcome measure in the monotherapy phase of the trial. The monotherapy phase of the study includes escalating dose cohorts with a dose-limiting toxicity (DLT) window of 28 days and is designed to identify a recommended phase 2 dose. The planned combination phase of the study will include SQZ-PBMC-HPV and checkpoint inhibitors. DLT will be measured over 42 days.

About Human Papillomavirus Positive Cancers

Human papillomavirus (HPV) is one of the most common viruses worldwide and certain strains persist for many years leading to cancer. According to the Centers for Disease Control (CDC), in the United States HPV+ tumors represent 3% of all cancers in women and 2% of all cancers in men, resulting in over 39,000 new cases of HPV+ tumors every year. HPV infection is larger outside of the U.S., and according to the International Journal of Cancer HPV+ tumors account

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Empowering Cells to Change Lives

for 4.5% of all cancers worldwide, resulting in approximately 630,000 new cases every year. According to the CDC, HPV infection plays a significant role in the formation of more than 90% of anal and cervical cancers, and most cases of vaginal (75%), oropharyngeal (70%), vulval (70%) and penile (60%) cancers.

About SQZ Biotechnologies

SQZ Biotechnologies Company is a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies for patients around the world and has active programs in Oncology, Autoimmune and Infectious Diseases, as well as additional exploratory initiatives to support future pipeline growth. The company’s proprietary Cell Squeeze® technology offers the unique ability to deliver multiple biological materials into many cell types to engineer what we believe can be a broad range of potential therapeutics. With demonstrated production timelines under 24 hours and the opportunity to eliminate preconditioning and lengthy hospital stays, our approach could significantly broaden the therapeutic range and accessibility of cell therapies. The company’s first therapeutic applications seek to generate target-specific immune responses, both in activation for the treatment of solid tumors and infectious diseases, and in immune tolerance for the treatment of autoimmune diseases. For more information, please visit www.sqzbiotech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements relating to events and presentations, our platform development, our product candidates, clinical activities, progress and outcomes, development plans, manufacturing, clinical safety and efficacy results, therapeutic impact, including the potential impact of combining SQZ-PBMC-HPV with checkpoint inhibitors, market opportunities and disease prevalence. These forward-looking statements are based on management's current expectations. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, risks and uncertainties related to our limited operating history; our significant losses incurred since inception and expectation to incur significant additional losses for the foreseeable future; the development of our initial product candidates, upon which our business is highly dependent; the impact of the COVID-19 pandemic on our operations and clinical activities; our need for additional funding and our cash runway; the lengthy, expensive, and uncertain process of clinical drug development, including uncertain outcomes of clinical trials and potential delays in regulatory approval; our ability to maintain our relationships with our third party vendors and strategic collaborators; and protection of our proprietary technology, intellectual property portfolio and the confidentiality of our trade secrets. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and other filings with the U.S. Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements. Any forward-looking statements represent management's estimates as of this date and we undertake no duty to update these forward-looking statements, whether as a result of new information, the occurrence of current events, or otherwise, unless required by law.

Certain information contained in this press release relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party sources to be reliable as of the date

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of this press release, we have not independently verified, and we make no representation as to the adequacy, fairness, accuracy or completeness of any information obtained from third-party sources.

SQZ Biotechnologies Investor Relations:

investors@sqzbiotech.com

SQZ Biotechnologies Media Contact:

John Lacey

Corporate Communications

john.lacey@sqzbiotech.com

781-392-5514

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